                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): June 28, 1998
                                                          -------------

                                 MEDIRISK, INC.
             (Exact name of registrant as specified in its charter)

          Delaware               000-27056               58-2256400
     -------------------------------------------------------------------
       (State or other          (Commission           (I.R.S. Employer
       jurisdiction of          File Number)          Identification No.)
       incorporation)

   Two Piedmont Center, Suite 400, 3565 Piedmont Rd., Atlanta, Georgia    30305
  ------------------------------------------------------------------------------
      (Address of principal executive officers)                       (Zip Code)


       Registrant's telephone number, including area code: (404) 364-6700


                                      N/A
         -------------------------------------------------------------
         (Former name of former address, if changed since last report)

     ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          On June 25, 1998, Medirisk, Inc. (the "Company") completed the acquisition of Sweetwater Health Enterprises, Inc. ("Sweetwater"). The Company hereby amends its Current Report on Form 8-K dated June 30, 1998 with respect to the acquisition of Sweetwater to include the below-referenced financial statements and pro forma financial information.

             (A)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     Sweetwater Health Enterprises, Inc.

             Audited:
             --------
             Independent Auditor's Report..........................................      F-1
             Balance Sheets as of December 31, 1997 and 1996.......................      F-2
             Statements of Operations for the years ended December 31, 1997
                  and 1996.........................................................      F-4
             Statements of Changes in Stockholders' Equity (Deficit) for the
                  years ended December 31, 1997 and 1996...........................      F-5
             Statements of Cash Flows for the years ended December 31, 1997
                  and 1996.........................................................      F-6
             Notes to Financial Statements.........................................      F-7

             Unaudited:
             ----------

             Balance Sheet as of June 30, 1998.....................................      F-16
             Statements of Operations for the six months ended June 30, 1998
                  and 1997.........................................................      F-17
             Statements of Cash Flows for the six months ended June 30, 1998
                  and 1997.........................................................      F-18
             Notes to Unaudited Financial Statements...............................      F-19

             (B)  PRO FORMA FINANCIAL INFORMATION.

          The following pro forma financial information relating to the Company and Sweetwater, as well as certain previously-acquired companies, is included herein:

             Pro Forma Consolidated Condensed Statements of Operations for
                  the six-month period ended June 30, 1998.........................      F-21
             Pro Forma Consolidated Condensed Statements of Operations for
                  the year ended December 31, 1997.................................      F-22
             Notes to Unaudited Pro Forma Consolidated Condensed
                  Financial Statements.............................................      F-23

             (C)  EXHIBITS.

     None.

     INDEPENDENT AUDITOR'S REPORT


     To the Stockholders
     Sweetwater Health Enterprises, Inc.
     Dallas, Texas 75244

          We have audited the accompanying balance sheets of Sweetwater Health Enterprises, Inc. (the Company), as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweetwater Health Enterprises, Inc., at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                       /s/ Ernst & Young LLP

     April 30, 1998,
     except for Note 12, as to which the date is June 25, 1998

                      SWEETWATER HEALTH ENTERPRISES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

              ASSETS
              ------
                                                                             1997         1996
                                                                            ------       ------
     Current assets:
       Cash and cash equivalents                                         $  236,419   $  372,203
       Investment in corporate joint venture                                 87,581       43,298
       Accounts receivable (net of allowances of
         $33,156 and $27,395)                                             1,172,163    1,847,289
       Accounts receivable from corporate joint ventures                    226,298      138,172
       Unbilled accounts receivable                                          53,834       91,505
       Recoverable income taxes                                                  --       87,564
       Prepaid expenses                                                      36,663       39,386
       Deposits and other                                                    53,907      111,043
                                                                         ----------   ----------
     Total current assets                                                 1,866,865    2,730,460


     Equipment and leasehold improvements, net                              589,166      749,156

     Investment in corporate joint venture                                   28,015       39,668

     Deferred income taxes                                                      --        28,877

     Software development costs (net of accumulated amortization
       of $131,764 and $33,347)                                            317,648       310,772

     Other                                                                      --        15,000
                                                                         ----------   ----------
     Total assets                                                        $2,801,694   $3,873,933
                                                                         ==========   ==========



                            See accompanying notes.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                                               1997         1996
                                                            ----------   ----------
Current liabilities:
  Current maturities of notes payable and line of credit    $1,318,702   $1,459,481
  Trade accounts payable                                       641,867      473,730
  Deferred revenue                                             647,724    1,295,454
  Deferred income taxes                                         40,592        4,313
  Accrued liabilities                                          475,866      460,943
                                                            ----------   ----------
Total current liabilities                                    3,124,751    3,693,921

Notes payable and line of credit, less current portion           3,297        9,499
Deferred rent                                                   31,284       64,471

Commitments and contingencies

Stockholders' equity (deficit)
  Common stock, $.01 par value:
    Class A:
      Authorized shares - 1,000,000
      Issued and outstanding shares - 285,000                    2,850        2,850
    Class B:
      Authorized shares - 100,000
      Issued and outstanding shares - 15,000                       150          150
    Class C:
      Authorized shares - 100,000
      None issued                                                   --           --
  Additional capital                                            20,919       20,919
  Retained earnings (deficit)                                 (381,557)      82,123
                                                            ----------   ----------
Total stockholders' equity (deficit)                          (357,638)     106,042
                                                            ----------   ----------
Total liabilities and stockholders' equity (deficit)        $2,801,694   $3,873,933
                                                            ==========   ==========

                            See accompanying notes.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                        1997           1996
                                                    ------------   ------------
Revenue:
  Revenue                                            $ 9,305,706    $ 7,897,227
  Revenue from corporate joint ventures                1,413,481      2,086,238
                                                     -----------    -----------
Total revenue                                         10,719,187      9,983,465

Operating expenses:
  Cost of revenue                                      6,586,385      5,996,920
  Cost of revenue from corporate joint ventures        1,064,792      1,000,635
  Research and development                               543,155        397,726
  Sales and marketing                                  1,100,909      1,035,986
  General and administrative                           1,832,900      1,759,607
                                                     -----------    -----------
Total operating expenses                              11,128,141     10,190,874
                                                     -----------    -----------

Loss from operations                                    (408,954)      (207,409)

Other income, net                                         81,211         61,428
Interest expense                                        (135,937)      (113,236)
                                                     -----------    -----------

Loss before income taxes                                (463,680)      (259,217)
Income tax benefit                                            --         83,094
                                                     -----------    -----------
Net loss                                             $  (463,680)   $  (176,123)
                                                     ===========    ===========

                            See accompanying notes.

                      SWEETWATER HEALTH ENTERPRISES, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                             Common Stock
                                       Class A          Class B                  Retained
                                   ---------------  ---------------  Additional  Earnings
                                   Shares   Amount  Shares   Amount   Capital    (Deficit)    Total
                                   -------  ------  ------   ------  ----------  ---------  ---------
Balance at December 31, 1995       285,000  $2,850  15,000   $  150  $   20,919  $ 258,246  $ 282,165
  Net loss                               -       -       -        -           -   (176,123)  (176,123)
                                   -------  ------  ------   ------  ----------  ---------  ---------
Balance at December 31, 1996       285,000   2,850  15,000      150      20,919     82,123    106,042
  Net loss                               -       -       -        -           -   (463,680)  (463,680)
                                   -------  ------  ------   ------  ----------  ---------  ---------
Balance at December 31, 1997       285,000  $2,850  15,000   $  150  $   20,919  $(381,557) $(357,638)
                                   =======  ======  ======   ======  ==========  =========  =========

                            See accompanying notes.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                          1997          1996
                                                                       -----------    ----------
OPERATING ACTIVITIES
Net Loss                                                               $  (463,680)   $ (176,123)
Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization                                          335,289       222,614
    Provision for losses for accounts receivable                             5,761        11,404
    Deferred income taxes                                                   65,156       (49,913)
    Income from corporate joint ventures, net of losses of $8,005          (82,630)      (47,966)
    Distributions from corporate joint venture                              50,000        99,875
    Changes in operating assets and liabilities:
      Accounts receivable                                                  669,365      (491,186)
      Accounts receivable from corporate joint ventures                    (88,126)      111,872
      Unbilled accounts receivable                                          37,671       (74,979)
      Recoverable income taxes                                              87,564        68,662
      Prepaid expenses                                                       2,723        33,940
      Deposits and other                                                    57,136       (52,442)
      Other noncurrent                                                      15,000       (15,000)
      Trade accounts payable                                               168,137       234,897
      Deferred revenue                                                    (647,731)     (655,875)
      Accrued liabilities                                                   14,923       154,987
      Deferred rent                                                        (33,187)       34,999
                                                                       -----------    ----------
Net cash provided by operating activities                                  193,371       721,516

INVESTING ACTIVITIES
Purchases of equipment and leasehold improvements                          (43,534)     (359,525)
Investment in corporate joint venture                                            -      (100,000)
Capitalized software development costs                                    (138,640)     (290,721)
                                                                       -----------    ----------
Net cash used in investing activities                                     (182,174)     (750,246)

FINANCING ACTIVITIES
Borrowings under notes payable and line of credit                        1,200,000     2,340,000
Payments under notes payable and line of credit                         (1,346,981)   (2,168,945)
                                                                       -----------    ----------
Net cash (used in) provided by financing activities                       (146,981)      171,055
                                                                       -----------    ----------

Net (decrease) increase in cash and cash equivalents                      (135,784)      142,325
Cash and cash equivalents at beginning of year                             372,203       229,878
                                                                       -----------    ----------
Cash and cash equivalents at end of year                               $   236,419    $  372,203
                                                                       ===========    ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION

Cash paid during the year for:
  Interest                                                             $   135,914    $  113,442
                                                                       ===========    ==========
  Income tax refunds, net                                              $  (156,665)   $ (102,480)
                                                                       ===========    ==========


                            See accompanying notes.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS

     Sweetwater Health Enterprises, Inc. (Sweetwater or the Company), is a national leader in providing quality management products and services to managed care physicians and integrated delivery organizations. Sweetwater's professional services include managed care consulting, interim management, and quality management consulting. Sweetwater performs quality management consulting. Sweetwater performs quality management services, including credentialing and office surveys, on an outsource basis. Sweetwater is the developer of SweetPro(TM), SweetQ(TM), and SweetNet(TM), comprehensive software applications that integrate all quality management tasks, including credentialing, member satisfaction surveys, office surveys, medical record reviews, complaints and grievances, network management, and provider outcomes profiling.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Sweetwater recognizes revenue from services as the work is performed. Revenue from license fees is recognized upon delivery of the software. Deferred maintenance and support revenue is recognized ratably over the contract term, generally one year with expiration on December 31. Unbilled accounts receivable represent amounts earned but not yet billed. Amounts billed but not yet earned are recorded as deferred revenue.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which changes the requirements for revenue recognition effective for transactions that the Company will enter into beginning January 1, 1998. The Company has not yet completed its assessment of what the impact of the SOP will be on its 1998 financial statements.

     Amounts for direct expenses and administrative fees which are billed to customers are included in both revenue and operating costs in the statements of operations. Such amounts totaled $1,035,333 and $1,024,163 in 1997 and 1996, respectively.

     CASH AND CASH EQUIVALENTS

     Sweetwater considers all short-term investments with initial maturities of 90 days or less and money market fund investments to be cash equivalents.

     DEPRECIATION

     Depreciation of equipment is provided using the straight-line method over the estimated useful lives, which range from three to seven years. Amortization of leasehold improvements is provided on a straight-line basis over the term of the lease and is included in depreciation expense.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

     SOFTWARE DEVELOPMENT COSTS

          Sweetwater capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software development costs commences upon general release of the software. Costs are amortized over the estimated sales lives of the products (five years or less) using the gross revenue method. Development costs of $138,640 and $290,721 were capitalized in 1997 and 1996, respectively. Amortization of capitalized software costs was $131,764 in 1997 and $30,103 in 1996.

     CONCENTRATION OF CREDIT RISK

          Financial instruments that potentially subject Sweetwater to concentrations of credit risk are accounts receivable. Sweetwater licenses software and provides services to clients primarily in the health care industry throughout the United States. Sweetwater performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. At December 31, 1996, no single client accounted for an amount in excess of 9% of the accounts receivable balance. At December 31, 1997, 15% of the accounts receivable balance was from two corporate joint ventures (see Note 5).

          Receivables are generally due within 30 days. Credit losses from customers have been within management's expectations and management believes that the allowance for doubtful accounts adequately provides for any losses.

     STOCK-BASED COMPENSATION

          The Company has elected to account for stock-based compensation in its primary financial statements using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provide the supplemental disclosures (see Note 8) required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123).

     DEFERRED INCOME TAXES

          Deferred income taxes are recorded using the liability method and reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation reserves are provided whenever the realization of deferred tax assets is not reasonably assured.

     CORPORATE JOINT VENTURES

          Sweetwater's equity in the income or loss of its corporate joint ventures (see Note 5) is included in other income in the statements of operations. Revenues related to services provided to corporate joint ventures are included in revenue in the statements of operations.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

3.   EQUIPMENT AND LEASEHOLD IMPROVEMENTS

          The major classes of equipment and leasehold improvements, at cost, at December 31 are as follows:

                                 Estimated Useful
                                    Lives-Years           1997                1996
                                 ----------------      ----------          ----------
     Equipment                          5              $  730,315          $  704,561
     Furniture                          7                 248,539             249,922
     Vehicles                           3-4                60,558              56,105
     Leasehold improvements             5-7                33,512              41,488
     Purchased Software                 5                  53,017              42,209
                                                       ----------          ----------
                                                        1,125,941           1,094,285

     Less accumulated depreciation
       and amortization                                   536,775             345,129
                                                       ----------          ----------
                                                       $  589,166          $  749,156
                                                       ==========          ==========

          Depreciation expense amounted to $203,525 and $192,511 in 1997 and 1996, respectively.

4.   NOTES PAYABLE AND LINE OF CREDIT

          Sweetwater has a revolving line of credit and a term loan with a bank which are collateralized by all business assets including, but not limited to, accounts receivable, property, equipment, intellectual property, and general intangibles, as well as by personal guarantees of the majority stockholders. The revolving line of credit has a limit of $850,000. The revolving line of credit was fully drawn at December 31, 1997. The debt agreements also require Sweetwater to maintain a minimum debt service coverage ratio and a minimum borrowing base to serve as collateral. At December 31, 1997, Sweetwater was not in compliance with the minimum debt service coverage ratio and the minimum borrowing base covenant. Subsequent to December 31, 1997, the bank issued a waiver to both requirements through June 15, 1998 (see Note 12).

          At December 31, notes payable and advances under the line of credit consist of the following:

                                                                                       1997                 1996
                                                                                    ------------        ------------
     Term Loan - Plano Bank & Trust; monthly principal payments of
       $12,500 plus interest at prime plus 2.00% (10.50% at
       December 31, 1997); maturing June 15, 1998                                   $    462,500        $    600,000
     Revolving Line of Credit - Plano Bank & Trust; monthly payments of interest at prime plus 2.00% (10.50% at December 31, 1997);
       maturing June 15, 1998                                                            850,000             850,000
     Vehicle Loan - NationsBank; monthly payments of principal and
       interest of $562 at 8.10%; maturing June 1, 1999                                    9,499              15,213
     Other                                                                                    --               3,767
                                                                                    ------------        ------------
                                                                                       1,321,999           1,468,980
     Less current maturities                                                          (1,318,702)         (1,459,481)
                                                                                    ------------        ------------
                                                                                    $      3,297        $      9,499
                                                                                    ============        ============

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

          The scheduled aggregate maturities of debt at December 31, 1997, are as follows:

                         1998           $ 1,318,702
                         1999                 3,297
                                        -----------
                                        $ 1,321,999

     5.   RELATED PARTY TRANSACTIONS

          Sweetwater has entered into a long-term operating lease to sublease office space in Dallas, Texas. The sublessor is a minority corporate shareholder and co-investor in a limited liability corporation as more fully discussed below (see Note 6).

          Sweetwater has formed a limited liability corporation, Integration Consultants of the Southwest, L.L.C., with its minority corporate shareholder to provide managed care consulting services to clients in a limited geographic area. Sweetwater owns 50% of the joint venture and uses the equity method of accounting for its investment.

          Sweetwater's investment in the joint venture is $87,581 and $43,298 at December 31, 1997 and 1996, respectively, which represents Sweetwater's earnings from the joint venture less distributions received, and is recorded as a current asset since net proceeds of the joint venture are distributed periodically. Revenue of $789,845 and $1,058,289 was recognized by Sweetwater during 1997 and 1996, respectively, for services provided to the joint venture. Accounts receivable from corporate joint ventures at December 31 includes $64,745 and $29,461 due from this joint venture for 1997 and 1996, respectively.

          During 1996, Sweetwater formed a limited liability corporation, Gateway Manager Care Resources, L.L.C., with four corporate shareholders to provide managed care consulting services to clients in a limited geographic area. Sweetwater owns 45% of the joint venture and uses the equity method of accounting for its investment. Sweetwater's investment in the joint venture is $28,015 and $39,668 at December 31, 1997 and 1996, respectively, which represents Sweetwater's initial $100,000 contribution, net of its share of losses from the joint venture. Revenue of $623,636 and $1,027,949 was recognized by Sweetwater during 1997 and 1996, respectively, for services provided to the joint venture. Accounts receivable from corporate joint ventures at December 31 include $161,553 and $108,711 due from this joint venture for 1997 and 1996, respectively.

     6.   LEASE COMMITMENTS

          Sweetwater leases certain office equipment under operating leases, generally with terms of 36 months. At the expiration of the leases, Sweetwater has the option to purchase the equipment at the then fair value.

          Sweetwater leases office space in Texas and New Mexico under operating leases, generally with terms of 60 months. The leases for Texas office space, one of which is subleased from a minority shareholder, include scheduled base rent increases throughout the terms. The total amount of the base rent payments is being charged to expense using the straight-line method over the terms of the leases. Sweetwater has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the leases.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

          Future minimum operating lease commitments at December 31, 1997, for leases with a remaining term greater than one year, are as follows:

                 1998                        $  608,339
                 1999                           520,773
                 2000                           427,214
                 2001                           184,118
                 2002                           184,118
                 Thereafter                     132,309
                                             ----------
                                             $2,056,871
                                             ==========

          Rental expense under operating leases was approximately $671,560 and $623,136 in 1997 and 1996, respectively.

7.   EMPLOYEE BENEFIT PLANS

          Sweetwater has established the Sweet Savings Plan (the Savings Plan) for the benefit of all eligible employees. The Savings Plan is a defined contribution plan pursuant to which Sweetwater may elect to make discretionary contributions. No discretionary contributions were made during 1997 or 1996. The Plan includes 401(k) provisions to allow participants to contribute up to 20% of eligible annual compensation. Sweetwater matches a portion of employee contributions to the Savings Plan. Total contributions to the Savings Plan by Sweetwater during 1997 and 1996 were $50,308 and $36,067 respectively.

8.   COMMON STOCK

          Authorized common stock includes 1,000,000 shares of Class A and 100,000 shares each of Class B and Class C stock. Issued and outstanding shares include 285,000 shares of Class A and 15,000 shares of Class B stock. Class A and Class B shares both have voting rights. Class A share-holders, as a group, may elect two members of the Board of Directors and Class B shareholders, as a group, may elect one member of the Board of Directors. Class C shares are nonvoting and may be utilized only for stock issued pursuant to the Sweetwater Health Enterprises, Inc. Omnibus Securities Plan (the Securities Plan).

          On July 16, 1996, the Company adopted the Securities Plan which permits awards of stock options, stock appreciation rights and restricted stock and performance, and other types of awards. The Board of Directors has reserved 100,000 shares of the Class C common stock for future issuances pursuant to awards under the Securities Plan. All awards granted have been incentive stock options with ten-year terms. Exercise prices of the options granted are at not less than the fair value of the underlying stock on the date of grant, as determined by the Board of Directors; therefore, no compensation expense has been recognized.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

          A summary of the Company's stock option activity and related information for the years ended December 31, 1997 and 1996, follows:

                                                     1997                    1996
                                             ---------------------   ---------------------
                                                          Weighted                Weighted
                                                          Average                 Average
                                             Number of    Exercise   Number of    Exercise
                                              Options      Price      Options      Price
                                             ---------    --------   ---------    --------
     Outstanding at beginning of year          30,550       $40            --       $--

     Granted                                   41,200        15        30,850        40
     Canceled                                 (36,200)       20          (300)       40
                                             ---------                --------

     Outstanding at end of year                35,550       $11        30,550       $40
                                             =========                ========

     Exercisable at end of year                    --        --            --        --

     Weighted-average fair value
       of options granted during
       the year                              $   4.80                 $ 14.09

          On December 1, 1997, the Board of Directors approved a plan to reprice the Company's outstanding stock options. As a result, 24,600 options with an exercise price of $40 per share were repriced at $11 per share, the fair market value at the date of the repricing as determined by the Board of Directors. This repricing has been reflected in the table above as part of the options granted and canceled during 1997.

          At December 31, 1997, the exercise price of outstanding options was $11 per share. Options for 27,600 and 7,950 shares vest on January 1, 2000 and January 1, 2001, respectively. The remaining contractual life of such options was 9.9 years.

          In connection with the outstanding options to purchase Class C shares, Sweetwater has entered into Stock Redemption Agreements with the holders of the options. The Stock Redemption Agreements provide restrictions on the transfer or sale of the Class C shares; require shareholders to offer to sell the shares back to Sweetwater in the event of termination of employ-ment; and set the redemption price per share at fair value as determined by the Board of Directors as of the latest valuation date.

          Information regarding pro forma net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method of option pricing which excludes stock price volatility and includes the following weighted-average assumptions for 1996 and 1997, respectively: risk-free interest rate of 6.68% and 5.71%, dividend yields of 0%; and a weighted-average expected life of the options of 6.5 years.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)



    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                       Year ended December 31,
                                       -----------------------
                                          1997          1996
                                          ----          ----
           Net loss:
             As reported               $(463,680)    $(176,123)
             Pro forma                  (522,561)     (218,349)


    The minimum value method of option pricing requires the input of highly subjective assumptions. Because changes in the subjective input assumptions can materially affect the fair value estimate, management recognizes the minimum value method does not necessarily provide a reliable single measure of the fair value of its employee stock options.

9.  INCOME TAXES

    Deferred tax assets and liabilities at December 31 are as follows:

                                                          1997           1996
                                                          ----           ----
    Total deferred tax assets:
     Net operating loss and tax credit carryforward     $ 300,925      $ 45,824
     Accrued expenses                                      27,594            --
     Allowance for bad debts                               12,281        10,390
     Other                                                  2,398         1,064
                                                        ---------      --------
    Total deferred tax asset before valuation allowance   343,198        57,278
    Valuation allowance                                  (169,650)           --
                                                        ---------      --------
    Total deferred tax assets                             173,548        57,278
                                                        ---------      --------


    Total deferred tax liabilities:
     Software development costs                          (105,446)           --
     Excess of tax over book depreciation                 (52,348)      (16,948)
     Investment in corporate joint ventures               (15,754)      (15,766)
     Other                                                (40,592)           --
                                                        ---------      --------
    Total deferred tax liabilities                       (214,140)      (32,714)
                                                        ---------      --------

    Net deferred tax assets (liabilities)               $ (40,592)     $ 24,564
                                                        =========      ========

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)



    The components of the benefit for income taxes at December 31 are as follows:

                                                  1997            1996
                                                --------        -------
    Current:
       Federal benefit                          $ 67,361        $35,191
       State expense                              (2,205)        (2,010)
                                                --------        -------
                                                  65,156         33,181
    Deferred benefit (expense)                   (65,156)        49,913
                                                --------        -------
    Total benefit for income taxes              $      -        $83,094
                                                ========        =======


    The items accounting for the difference between income taxes computed at the federal statutory rate and the income tax benefit on the statement of operations are as follows:


                                                      1997           1996
                                                   ---------       --------
    Benefit based on federal statutory rate        $(162,288)      $(90,726)
    Nondeductible meals and entertainment              7,940         11,039
    State tax expense                                (24,653)        (7,582)
    Change in valuation allowance                    169,650              -
    Other                                              9,351          4,175
                                                   ---------       --------
    Income tax benefit                             $       -       $(83,094)
                                                   =========       ========


    Sweetwater has a state net operating loss carryforward of approximately $943,000 which begins to expire in 2001, a federal net operating loss carryforward of approximately $641,000 which begins to expire in 2011 and an Alternative Minimum Tax Credit carryforward of $35,000 which can be carried forward indefinitely.

10. COMMITMENTS AND CONTINGENCIES

    The Company has entered into negotiations to settle a software license and patent infringement claim. While negotiations continue, the Company has accrued $70,000 as the probable estimate of the contingent loss which is included in accrued liabilities.

    The Company entered into a joint development and marketing agreement with Erisco, Inc. (Erisco), on October 29, 1997. The term of the agreement is four years with an automatic renewal for one additional year. Under the agreement, Erisco will provide $750,000, payable in installments based on milestones, to fund the development of SweetQ Enterprise, a client server application for credentialing, site services, and network management. It is anticipated by the agreement that the development will be complete prior to February 1, 1999. If the Company fails to meet its contractual obligations, as defined, and Erisco has provided at least $500,000 to the Company, Erisco may, at its option, obtain a license and right to use the source code of SweetQ Enterprise and SweetQ for Erisco's own credentialing development and resale as a component of Erisco's software products. At December 31, 1997, the Company had received $150,000 from Erisco. Based on the estimated percentage completion of the development, the Company has recorded $110,000 as an offset to research and development expenses with the balance in accrued liabilities.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)


     SweetQ Enterprise license sales to mutual customers will be shared 60% to the Company and 40% to Erisco. The Company will support Erisco's recovery of development expenses by allowing Erisco to retain 85% of the Company's 60% portion of the license fee relating to such sales, if any, until the full amount of the development expense advanced by Erisco has been repaid.


11.  YEAR 2000 ISSUE (UNAUDITED)


          The Company has a plan under development to upgrade or replace its internal information technology by 1999. The Company expects this upgrade to also enable the Company to be ready for the year 2000. Costs specifically related to becoming Year 2000 compliant are not to be significant. The Company believes its software products are currently Year 2000 compliant.


12.  SUBSEQUENT EVENTS


          VHA Southwest held an option to purchase an additional 5% of Class B common stock until March 31, 1998. The option expired unexercised.


          On June 25, 1998, the Company was sold to Medirisk, Inc.

                      SWEETWATER HEALTH ENTERPRISES, INC.
                            UNAUDITED BALANCE SHEET
                                 JUNE 30, 1998
                             (amounts in thousands)

Current assets:
Cash and cash equivalents                              $   (55)
Accounts receivable, less allowance for doubtful
  accounts of $173 at June 30, 1998                        534
Prepaid expenses                                           134
Other current assets                                       128
                                                       -------
      Total current assets                                 741

Property and equipment                                     531
  Less accumulated depreciation and amortization             4
                                                       -------
      Property and equipment, net                          527

Excess of cost over net assets of businesses
  acquired, less accumulated amortization of $4
  at June 30, 1998                                       4,227
Intangible assets, less accumulated amortization
  of $1 at June 30, 1998                                   249
Software development costs, less accumulated
  amortization of $2 at June 30, 1998                      249
Other assets                                                33
                                                       -------
      Total other assets                                 4,758
                                                       -------
      Total assets                                     $ 6,026
                                                       =======

Current liabilities:
  Accounts payable                                     $   324
  Accrued expenses                                         975
  Income taxes payable                                      41
  Current installments of long-term debt and
    obligations under capital leases                        30
  Deferred revenue                                         526
                                                       -------
      Total current liabilities                          1,896

Due to parent                                            8,300
                                                       -------
      Total liabilities                                 10,196
                                                       -------

Stockholders' equity
  Accumulated deficit                                   (4,170)
                                                       -------
      Total stockholders' equity                        (4,170)
                                                       -------
      Total liabilities and stockholders' equity       $ 6,026
                                                       =======


                      SWEETWATER HEALTH ENTERPRISES, INC.
                         UNAUDITED STATEMENTS OF INCOME
                             (amounts in thousands)

                                                          Six Months
                                                         ended June 30,
                                                        1998        1997
                                                       -------     ------
Revenue                                                $ 2,849     $5,621
Salaries, wages and benefits                             2,261      3,750
Other operating expenses                                 2,415      2,187
Depreciation and amortization                              188        111
Acquired in-process research and development costs
  and integration costs                                  4,250          -
                                                       -------     ------
    Operating loss                                      (6,265)      (427)
Interest income (expense), net                             (21)         3
                                                       -------     ------
Net loss                                               $(6,286)    $ (424)
                                                       =======     ======

                      SWEETWATER HEALTH ENTERPRISES, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)

                                                                            Six Months
                                                                           ended June 30,
                                                                         1998         1997
                                                                       --------     -------
Cash flows from operating activities:
  Net loss                                                             $(6,286)     $ (424)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
   Acquired in-process research and development costs                    4,250           -
   Depreciation and amortization                                           188         105
   Decrease (increase) in:
    Accounts receivable                                                    919        (249)
    Other assets                                                           (89)         94
  Increase (decrease) in:
    Accounts payable                                                      (318)        (42)
    Accrued expenses and other liabilities                                 468          97
    Deferred revenue                                                      (122)        151
                                                                       -------      ------
      Net cash used in operating activities                               (990)       (268)
                                                                       -------      ------
Cash flows from investing activities:
  Purchases of property and equipment                                      (41)        (10)
  Additions to software development costs                                  (11)         25
                                                                       -------      ------
      Net cash provided by (used in) investing activities                  (52)         15
                                                                       -------      ------
Cash flows from financing activities:
  Borrowings from Shareholder                                              100          --
  Borrowings from Parent                                                 1,943          --
  Payments on long-term debt and obligations under capital leases       (1,292)        (69)
                                                                       -------      ------
      Net cash provided by (used in) financial activities                  751         (69)
                                                                       -------      ------
      Net decrease in cash and cash equivalents                           (291)       (322)
Cash and cash equivalents at beginning of period                           236         372
                                                                       -------      ------
Cash and cash equivalents at end of period                             $   (55)     $   50
                                                                       =======      ======

                      SWEETWATER HEALTH ENTERPRISES, INC.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


1.   Basis of Presentation


     These unaudited financial statements include the financial position and results of operations of Sweetwater Health Enterprises, Inc. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997.


          In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the unaudited financial statements of Sweetwater Health Enterprises, Inc. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been included. Operating results for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

                       UNAUDITED PRO FORMA FINANCIAL DATA


     The unaudited pro forma consolidated condensed statement of operations for the six months ended June 30, 1998 set forth below gives effect to the Company's acquisitions of Sweetwater on June 25, 1998. Successful Solutions, Inc. ("Successful Solutions") on May 28, 1998 and Healthdemographics on March 31, 1998 as if they had occurred on January 1, 1998. The unaudited pro forma consolidated condensed statement of operations set forth below for the year ended December 31, 1997 gives effect to the Company's acquisition of (i) Sweetwater on June 25, 1998; (ii) Successful Solutions on May 28, 1998, (iii) Healthdemographics on March 31, 1998, (iv) CareData Reports, Inc. ("CareData") on August 28, 1997, and (v) CIVS, Inc. ("CIVS") on June 24, 1997, as if they had occurred on January 1, 1997. The Sweetwater, Successful Solutions, Healthdemographics, CIVS and CareData acquisitions have each been accounted for using the purchase method of accounting. The pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes of the Company, included in the Company's Annual Report on Form 10-K, as amended, originally filed with the Securities and Exchange Commission (THE "Commission") on March 30, 1998, and the historical financial statements and notes of: (i) Sweetwater, included in this report on Form 8-K/A; (ii) Successful Solutions, included in the Company's Current Report on Form 8-K/A, filed with the Commission on June 5, 1998; (iii) Healthdemographics, included in the Company's Current Report on Form 8-K, filed with the Commission on April 13, 1998; (iv) CIVS included in the Company's Current Report on Form 8-K/A, filed with the Commission on September 5, 1997; and (v) CareData included in the Company's Current Report on Form 8-K/A, filed with the Commission on November 14, 1997. The pro forma combined results are not necessarily indicative of the results that would have been achieved had the acquisitions of Sweetwater, Successful Solutions, Healthdemographics, CIVS and CareData occurred on January 1, 1997 or of future operations.

                        MEDIRISK, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS ENDED JUNE 30, 1998
                                                    -------------------------------------------------------------------------------
                                                                HISTORICAL
                                                    ----------------------------------------------------
                                                                               SUCCESSFUL    HEALTHDEMO-   PRO FORMA    PRO FORMA
                                                    MEDIRISK   SWEETWATER(1)   SOLUTIONS(2)  GRAPHICS(3) ADJUSTMENTS  CONSOLIDATED
                                                    --------   ------------    ---------     ----------- ------------  ------------
Revenue                                            $ 10,592     $   2,631       $ 1,207       $   342     $      --     $ 14,772
Salaries, wages and benefits                          5,539         2,175         1,218           613            --        9,545
Other operating expenses                              3,094         2,373         1,400           437            --        7,304
Depreciation and amortization                         1,079           177            24            11           331(4)     1,622
Acquired in-process research and
  development costs and integrations costs           13,914            --            --            --       (13,636)(5)      278
                                                   --------     ---------       -------       -------     ---------     --------
     Operating income (loss)                        (13,034)       (2,094)       (1,435)         (719)       13,305       (3,977)
Interest income (expense), net                            3           (22)           (1)         (138)         (382)(6)     (540)
Other income (expense)                                   --            --            --            --            --           --
Provision for income taxes                               --            --            --            --            --           --
                                                   --------     ---------       -------       -------     ---------     --------
                                                    (13,031)       (2,116)       (1,436)         (857)       12,923        4,517)
     Income (loss) before extraordinary item
Unaudited pro forma loss per common share
  before extraordinary item - basic and
  diluted                                          $  (2.61)                                                            $  (0.88)
                                                   ========                                                             ========
Unaudited pro form weighted average
  number of common shares used in
  calculating unaudited net loss per
  common share before extraordinary
  item - basic and diluted                            4,885                                                                5,124(7)



         See accompanying notes to unaudited pro forma financial data.

                        MEDIRISK, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEAR ENDED DECEMBER 31, 1997
                                                    -------------------------------------------------------------------------------
                                                                HISTORICAL
                                                    ----------------------------------------------------
                                                                                 SUCCESSFUL       HEALTHDEMO-         1997
                                                    MEDIRISK    SWEETWATER(8)    SOLUTIONS(9)     GRAPHICS(10)    ACQUISITIONS(11)
                                                    --------    -------------    ------------    -------------   -----------------
Revenue                                            $ 16,749      $  10,719        $ 3,349         $   905         $   1,730
Salaries, wages and benefits                          7,910          6,917            860             971             1,296
Other operating expenses                              4,374          3,989          1,792             752             1,099
Depreciation and amortization                         1,304            222             56              18                47
Acquired in-process research and
  development costs and integrations costs            4,575             --             --              --                --
                                                   --------      ---------        -------         -------         ---------
     Operating income (loss)                        (1,414)           (409)           731            (836)             (712)
Interest income (expense), net                         345             (55)           (12)            (26)                8
Loss on disposal of asset                               --              --              2              --                --
Provision for income taxes                            (707)             --             --              --                --
                                                  --------       ---------        -------         -------         ---------
     Income (loss) before extraordinary item        (1,776)      $   (464)        $   717         $ (862)         $    (704)
                                                  ========       ========         =======         ======          =========
Unaudited pro forma loss per common share
  before extraordinary item - basic and
  diluted                                         $  (0.45)
                                                  ========
Unaudited pro forma weighted average
  number of common shares used in
  calculating unaudited income (loss) per
  common share before extraordinary
  item - basic and diluted                            3,918


                                                             YEAR ENDED DECEMBER 31, 1997
                                                        --------------------------------------
                                                         PRO FORMA                PRO FORMA
                                                        ADJUSTMENTS              CONSOLIDATED
                                                        ------------           ---------------
Revenue                                                 $      --                $  33,542
Salaries, wages and benefits                                   --                   17,594
Other operating expenses                                       --                   12,006
Depreciation and amortization                               1,915(12)                2,842
Acquired in-process research and
  development costs and integrations costs                 (4,258)(13)                 317
                                                        ---------                ---------
     Operating income (loss)                               (3,063)                     423
Interest income (expense), net                             (1,154)(14)                (994)
Loss on disposal of asset                                      --                       (2)
Provision for income taxes                                    707(15)                   --
                                                        ---------                ---------
     Income (loss) before extraordinary item            $   2,516                $    (573)
                                                        =========                =========
Unaudited pro forma loss per common share
  before extraordinary item - basic and
  diluted                                                                        $   (0.12)
                                                                                 =========
Unaudited pro forma weighted average
  number of common shares used in
  calculating unaudited income (loss) per
  common share before extraordinary
  item - basic and diluted                                                           4,404(16)




        See accompanying notes to unaudited to pro forma financial data.

                        MEDIRISK, INC. AND SUBSIDIARIES

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA



    Effective June 25, 1998, the Company acquired all of the outstanding shares of Sweetwater Health Enterprises, Inc. of Dallas, Texas, which provides a comprehensive selection of physician credentialing services to hospitals and managed care organizations to evaluate professional relationships with physicians and secure accreditation by industry associations. In addition, Sweetwater provides a suite of quality management software used by health care organizations to facilitate in-house credentialing and network management, as well as track perceptions of care and individual physician performance. Sweetwater also provides managed care and interim management services for health care organizations throughout the country. Medirisk purchased Sweetwater for $6.2 million in cash. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included in the Company's results of operations from the effective date of the acquisition. The acquisition resulted in estimated purchased in-process research and development costs of $4.3 million, estimated acquired products of $250,000 and estimated excess of cost over net assets acquired of $4.2 million.

    Effective May 28, 1998, the Company acquired all of the outstanding shares of Successful Solutions of Vidalia, Georgia, which provides decision support tools, consulting services and training materials to hospitals and physician groups to assist them in improving patient outcomes, achieving the efficient delivery of care and establishing billing and coding practices that comply with industry requirements. The Company purchased Successful Solutions for approximately $2.9 million in cash and 189,811 shares of common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs estimated to be approximately $4.0 million, acquired products of approximately $250,000, and excess of cost over assets acquired estimated to be approximately $1.8 million.

    Effective March 23, 1998, the Company acquired all of the outstanding shares of Healthdemographics of San Diego, California, which provides databases and decision-support tools that allow customers to forecast the supply of and demand for health care services. The Company purchased Healthdemographics for approximately $2.7 million in cash and 171,315 shares of common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs estimated to be approximately $5.3 million, acquired products estimated to be approximately $500,000, and excess of cost over net assets acquired estimated to be approximately $1.0 million.

    Effective June 1, 1997, the Company acquired all of the outstanding shares of CIVS of Rockville, Maryland, a leading national provider of credentialing services to hospitals and managed care organizations for approximately $3.5 million in cash and 129,166 shares of the Company's common stock and the assumption of net assets of $76,000. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in purchased in-process research and development costs of approximately $3.1 million, acquired products of approximately $415,000, and excess of cost over net assets acquired of approximately $1.1 million.

    Effective August 1, 1997, the Company acquired all of the outstanding shares of CareData of New York, New York, which creates reports analyzing consumer satisfaction with more than 150 aspects of managed health care plans and ranks specific health plans accordingly. The Company purchased CareData for approximately $4.1 million in cash and 14,516 shares of Medirisk common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs of approximately $975,000, acquired products of approximately $200,000, and excess of cost over net assets acquired of approximately $2.9 million. Approximately $3.0 million of contingent consideration resulting from the CareData acquisition was paid at the end of April 1998. This payment was treated as an increase in excess of cost over net assets acquired.

    The unaudited pro forma consolidated statement of operations as of June 30, 1998 illustrates the estimated effects of the Sweetwater, Successful Solutions and Healthdemographics acquisitions as if the acquisitions had occurred on January 1, 1998. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1997 illustrates the estimated effects of all these acquisitions had they occurred on January 1, 1997.

    The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of such acquisition. For purposes of the unaudited pro forma financial data, such allocations have been made based upon currently available information and management's estimates.

    The historical financial statements are derived from the unaudited financial statements of the Company, Sweetwater, Successful Solutions, and Healthdemographics for the six months ended June 30, 1998, the audited financial statements of the Company, Successful Solutions, and Healthdemographics for the year ended December 31, 1997, and the unaudited financial statements of CIVS and CareData for the periods beginning January 1, 1997 and ending on the effective dates of the respective acquisitions.

    The unaudited pro forma financial data do not purport to represent what the results of operations of the Company would actually have been if the acquisitions had occurred on such dates or to project the results of operations of the Company for any future date or period. The unaudited pro forma financial data should be read together with the Financial Statements and Notes thereto of the Company, Sweetwater, Successful Solutions, Healthdemographics, CIVS and CareData referred to above. The unaudited pro forma financial data reflect the following adjustments:

    (1) Reflects the historical operating results of Sweetwater for the period from January 1, 1998 to June 25, 1998.

    (2) Reflects the historical operating results of Successful Solutions for the period from January 1, 1998 to May 28, 1998.

    (3) Reflects the historical operating results of Healthdemographics for the period from January 1, 1998 to March 22, 1998.

    (4) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the Sweetwater, Successful Solutions and Healthdemographics purchase prices.

                                             Period ended
                                             June 30, 1998
                                             -------------
                                             (Amounts in
                                              thousands)

                        Sweetwater               $210
                        Successful Solutions       88
                        Healthdemographics         39
                                                 ----
                                                 $337
                                                 ====

    (5) Removes the impact of the non-recurring acquired in-process research and development costs and integration costs recorded as a result of the allocation of the Sweetwater, Successful Solutions and Healthdemo-graphics purchase prices. This charge was included in the June 30, 1998 historical statements of operations and is being excluded from the six months ended June 30, 1998 unaudited pro forma consolidated condensed statements of operations.

                                             Period ended
                                             June 30, 1998
                                             -------------
                                             (Amounts in
                                              thousands)
                        Sweetwater               $ 4,250
                        Successful Solutions       4,000
                        Healthdemographics         5,292
                        CIVS                          89
                        CareData                       4
                                                 -------
                                                 $13,636
                                                 =======

 (6) Reflects the additional interest expense on the cash used to fund the acquisitions of Sweetwater, Successful Solutions and Healthdemographics.

                                                  Period ended
                                                  June 30, 1998
                                                  -------------
                                                   (Amounts in
                                                    thousands)

                    Sweetwater                        $ 238
                    Successful Solutions                 96
                    Healthdemographics                   48
                                                      -----
                                                      $ 382
                                                      =====

 (7) Reflects the increased shares of common stock outstanding resulting from the acquisitions of Successful Solutions and Healthdemographics.

                                                  Period ended
                                                  June 30, 1998
                                                  -------------
                                                   (Amounts in
                                                    thousands)

                    Successful Solutions                155
                    Healthdemographics                   84
                                                      -----
                                                        239
                                                      =====

 (8) Reflects the historical operating results of Sweetwater for the year ended December 31, 1997. An estimated $4.3 million charge for in-process research and development costs was recorded by the Company on June 25, 1998. This charge is being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations.


 (9) Reflects the historical operating results of Successful Solutions for the year ended December 31, 1997. An estimated $4.0 million charge for in-process research and development costs was recorded by the Company on May 28, 1998. This charge is being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations.


(10) Reflects the historical operating results of Healthdemographics for the year ended December 31, 1997. An estimated $5.3 million charge for in-process research and development costs was recorded by the Company on March 23, 1998. This charge is being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations.

(11) Reflects the historical operating results of CIVS for the five months ended May 31, 1997 and CareData for seven months ended July 31, 1997. The operating results of these entities subsequent to their acquisition effective dates through December 31, 1997 are included in the Company's operating results.

(12) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the respective purchase prices. These amounts were as follows:

                                                      1997
                                                   -----------
                                                   (Amounts in
                                                    thousands)

                    Sweetwater                       $  432
                    Successful Solutions                200
                    Healthdemographics                  164
                    CIVS                                 64
                    CareData                            335
                                                      -----
                           Total                     $1,195
                                                      =====

(13) Reflects the reversal of the non-recurring acquired in-process research and development costs and integration costs associated with the acquisitions of CIVS and CareData. These charges were included in the Company's December 31, 1997 historical statements of operations and are being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations. These amounts were as follows:


                                                      1997
                                                  -------------
                                                   (Amounts in
                                                    thousands)

                    CIVS                             $3,280
                    CareData                            978
                                                     ------
                        Total                        $4,258
                                                     ======



(14) Reflects the additional interest expense on the cash borrowings used to fund the acquisitions. These amounts were as follows:



                                                      1997
                                                  -------------
                                                   (Amounts in
                                                    thousands)

                    Sweetwater                       $  497
                    Successful Solutions                234
                    Healthdemographics                  216
                    CIVS                                115
                    CareData                            192
                                                     ------
                        Total                        $1,254
                                                     ======




(15) Reflects decrease in income tax expense due to pro forma losses incurred.


(16) Reflects the increased shares of common stock outstanding resulting from the acquisitions. These shares were as follows:


                                                      1997
                                                  -------------
                                                   (Amounts in
                                                    thousands)

                    Successful Solutions                190
                    Healthdemographics                  171
                    CIVS                                115
                    CareData                             10
                                                     ------
                        Total                           486
                                                     ======


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MEDIRISK, INC.


                                             By: /s/ Kenneth M. Goins, Jr.
                                             Kenneth M. Goins, Jr.
                                             Executive Vice President
                                             Chief Financial Officer


Dated: August 31, 1998